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                                  Exhibit 11

                FRONTIER NATIONAL CORPORATION AND SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



The following tabulation presents the calculation of basic and diluted earnings per common share for the three-month periods ended March 31, 2000 and 1999. Average shares outstanding have been retroactively adjusted on an equivalent share basis for the effects of the stock dividend as discussed in the notes to consolidated financial statements.


                                           Three Months
                                          Ended March 31
                                      ----------------------
                                         2000        1999
                                      ----------  ----------

Basic Earnings Per Share:
 Net income.........................  $  684,019  $  578,436
                                      ----------  ----------

 Earnings on common shares..........  $  684,019  $  578,436
                                      ==========  ==========

 Weighted average common shares
  outstanding - basic...............   3,415,745   3,473,525
                                      ----------  ----------

 Basic earnings per common share....  $      .20  $      .17
                                      ----------  ----------

Diluted Earnings Per Share:
 Net income.........................  $  684,019  $  578,436
                                      ==========  ==========

 Weighted average common shares
  outstanding - diluted.............   3,461,848   3,518,658
                                      ----------  ----------

 Diluted earnings per common share..  $      .20  $      .16
                                      ----------  ----------
